Exhibit 99.3

5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia B3J 1M7	Auditor General of Nova Scotia

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Consolidated Financial Statements

I have audited the accompanying consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2016, and the consolidated statements of operations and accumulated deficits, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibilities for the Consolidated Financial Statements

The Government of Nova Scotia is responsible for the preparation and fair representation of these consolidated financial statements in accordance with Canadian public sector accounting standards and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2016, and its financial performance and cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Michael A. Pickup, CPA, CA

Auditor General of Nova Scotia

July 27, 2016

Halifax, Nova Scotia

902 424 4046 tel 902 424 4350 fax www.oag-ns.ca Michael.Pickup@novascotia.ca

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Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2016

($ thousands)

	2016	2015
Financial Assets
Cash and Short-Term Investments	710,041	612,762
Accounts Receivable	840,380	777,431
Inventories for Resale	6,890	7,203
Loans Receivable (Schedule 3)	2,400,924	2,372,800
Investments (Schedule 3)	91,581	123,494
Investment in Government Business Enterprises (Schedule 6)	189,795	158,587

	4,239,611	4,052,277

Liabilities
Bank Advances and Short-Term Borrowings	576,210	549,908
Accounts Payable and Accrued Liabilities	1,937,188	1,931,645
Deferred Revenue (Note 3)	235,049	238,767
Accrued Interest	216,798	215,820
Unmatured Debt (Schedules 4 and 5)	13,524,557	13,434,240
Unamortized Foreign Exchange Translation Gains and
Losses, Premiums and Discounts	107,466	136,207
Federal Equalization Repayable Loan (Note 4)	—	12,032
Pension, Retirement and Other Obligations (Note 5)	2,739,277	2,564,273

	19,336,545	19,082,892

Net Debt	(15,096,934)	(15,030,615)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	5,724,134	5,686,606
Inventories of Supplies	70,504	55,843
Prepaid Expenses	18,710	15,238

	5,813,348	5,757,687

Accumulated Deficits	(9,283,586)	(9,272,928)

Restricted Assets (Note 2)
Contingencies and Contractual Obligations (Note 10)
Trust Funds under Administration (Note 12)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 2 Province of Nova Scotia Consolidated Statement of Operations and Accumulated Deficits For the fiscal year ended March 31, 2016 ($ thousands)

	Adjusted Estimate 2016	Actual 2016	Actual 2015
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	5,418,661	5,457,623	5,242,938
Other Provincial Revenue	1,389,935	1,471,931	1,489,994
Net Income from Government Business Enterprises (Schedule 6)	352,109	387,757	351,395
Investment Income	187,418	190,125	197,670

	7,348,123	7,507,436	7,281,997
Federal Sources	3,424,854	3,430,114	3,379,923

Total Revenue	10,772,977	10,937,550	10,661,920

Expenses (Schedule 2)
Agriculture	64,988	63,673	75,546
Business	136,272	135,589	209,199
Communities, Culture and Heritage	64,223	66,035	62,345
Community Services	1,042,840	1,048,630	1,047,153
Education and Early Childhood Development	1,561,538	1,585,540	1,563,948
Energy	31,858	30,450	32,898
Environment	73,707	74,282	74,248
Finance and Treasury Board	14,415	12,581	12,496
Fisheries and Aquaculture	10,184	9,928	9,790
Health and Wellness	4,371,449	4,494,639	4,339,848
Internal Services	182,609	213,281	153,925
Justice	329,901	329,021	322,730
Labour and Advanced Education	416,278	404,666	410,328
Assistance to Universities	376,084	374,125	375,471
Municipal Affairs	175,088	160,564	153,118
Natural Resources	87,592	87,393	92,574
Public Service	203,233	196,251	188,845
Seniors	1,496	1,483	1,424
Transportation and Infrastructure Renewal	419,727	432,977	432,832
Restructuring Costs	175,853	98,639	138,683
Pension Valuation Adjustment (Note 5)	90,654	138,520	76,179
Refundable Tax Credits	150,968	120,644	133,980
Debt Servicing Costs (Note 6)	889,595	869,297	898,053

Total Expenses (Note 7)	10,870,552	10,948,208	10,805,613

Provincial Deficit	(97,575)	(10,658)	(143,693)
Accumulated Deficits, Beginning of Year		(9,272,928)	(9,129,235)

Accumulated Deficits, End of Year		(9,283,586)	(9,272,928)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2016

($ thousands)

	Adjusted Estimate 2016	Actual 2016	Actual 2015
Net Debt, Beginning of Year	(15,030,615)	(15,030,615)	(14,761,747)
Changes in the Year
Provincial Deficit	(97,575)	(10,658)	(143,693)
Acquisitions and Transfers of Tangible Capital Assets	(489,954)	(466,459)	(542,239)
Amortization of Tangible Capital Assets	430,736	424,332	410,637
Disposals of Tangible Capital Assets	—	4,599	8,897
Acquisitions of Inventories of Supplies	—	(14,661)	(1,080)
Acquisitions of Prepaid Expenses	—	(3,472)	(1,390)

Total Changes in the Year	(156,793)	(66,319)	(268,868)

Net Debt, End of Year	(15,187,408)	(15,096,934)	(15,030,615)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 4 Province of Nova Scotia Consolidated Statement of Cash Flow For the fiscal year ended March 31, 2016 ($ thousands)

	2016	2015

Operating Transactions
Provincial Deficit	(10,658)	(143,693)
Sinking Fund and Public Debt Management Fund Earnings	(95,982)	(103,892)
Amortization of Premiums and Discounts on Unmatured Debt	(781)	(863)
Amortization of Tangible Capital Assets	424,332	410,637
Net Income from Government Business Enterprises	(387,757)	(351,395)
Profit Distributions from Government Business Enterprises	356,550	334,248
Gain on Disposal of Tangible Capital Assets	(3,330)	(2,706)
Net Change in Other Items (Note 8)	123,340	46,839

	405,714	189,175

Investing Transactions
Repayment of Loans	468,975	350,183
Advances and Investments	(502,123)	(590,482)
Write-offs	36,937	27,471

	3,789	(212,828)

Capital Transactions
Acquisition of Tangible Capital Assets	(466,459)	(542,239)
Proceeds from Disposal of Tangible Capital Assets	7,929	11,603

	(458,530)	(530,636)

Financing Transactions
Debentures Issued	1,039,848	1,186,667
Repayment of Federal Equalization Repayable Loan	(12,032)	(12,032)
Foreign Exchange Amortization	(27,175)	(19,233)
Sinking Fund Withdrawals (Installments)	177,719	(40,807)
Repayment of Debentures and Other Long-Term Obligations	(1,032,054)	(592,750)

	146,306	521,845

Cash Inflows (Outflows)	97,279	(32,444)
Cash Position, Beginning of Year	612,762	645,206

Cash Position, End of Year	710,041	612,762

Cash Position Represented by:
Cash and Short-Term Investments	710,041	612,762

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2016

1. Financial Reporting and Accounting Policies

The Province’s financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP) for the public sector, which are represented by the Public Sector Accounting Standards (PSAS) of the Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada (CPA Canada), supplemented where appropriate by other accounting standards of CPA Canada and the International Federation of Accountants.

The consolidated financial statements are prepared using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trusts administered by the Province are excluded from the GRE and are disclosed in Note 12 for information purposes only.

(b)	Principles of Consolidation

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are included under Investment in GBEs on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported as a separate item on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. The Province’s interest in partnerships is accounted for using the modified equity method as GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.

A GU is a government organization that is not a GBE or a GPA. GUs include government departments, public service units, funds, agencies, boards, commissions, government not-for-profit organizations, and service organizations. The accounts of GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization balances and transactions are eliminated.

A complete listing of the organizations within the Province’s GRE is provided in Schedule 10.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

1. Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the consolidated entities in order to be comparative with these consolidated financial statements.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, program recoveries, user fees, and investment income. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Tax and Petroleum Royalties, are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the amount estimated, after considering certain adjustments for non-refundable tax credits and other adjustments from the federal government. Refundable tax credits are not recognized as a reduction of tax revenues. Petroleum Royalties may be reduced by a portion of estimated abandonment costs for the future decommissioning or restoration of offshore field assets.

Government transfers are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue when the funds are used as intended.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 7, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) the transfer being authorized and all eligibility criteria are met by the recipients and 2) time of the payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value, and include R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 0.72 per cent at year-end.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

1. Financial Reporting and Accounting Policies (continued)

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Any loan write-offs must be approved by the Governor in Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 0.63 per cent.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. The liability is measured based on the best estimate of the expenditures required to complete the remediation, net of any expected recoveries. Contaminated sites are a result of any chemical, organic, radioactive material or live organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard.

Deferred Revenue is recorded when funds received are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, as well as capital leases. Debt is recorded at par, net of sinking funds (including Public Debt Management Funds).

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective, and it is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item. Effectiveness requires a high correlation of changes in fair values or cash flows. To ensure hedge effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

1. Financial Reporting and Accounting Policies (continued)

Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely to occur or fail to occur, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt represents the total liabilities of the Province less its financial assets. Net debt is the accumulation of current and past annual surpluses and deficits and net investments in non-financial assets.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2016

1. Financial Reporting and Accounting Policies (continued)

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, and installation of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the total liabilities of the Province less financial assets and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

(e)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in the accruals for such items as pension, retirement and other obligations, liabilities for contaminated sites, and federal and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists in the liabilities for contaminated sites because the actual extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s original remediation plans.

Uncertainty related to Income and Sales Taxes, petroleum royalties, Canada Health Transfer, and Canada Social Transfer arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

1. Financial Reporting and Accounting Policies (continued)

(f)	Future Changes in Accounting Policies

The Public Sector Accounting Board has issued a number of new accounting standards that will be effective within the next few years as follows:

PS 2200 Related Party Disclosures (effective April 1, 2017), a new standard defining related parties and establishing guidance on disclosure requirements for related party transactions

PS 3210 Assets (effective April 1, 2017), a new standard providing guidance for applying the definition of assets and establishing disclosure requirements for assets

PS 3320 Contingent Assets (effective April 1, 2017), a new standard defining and establishing guidance on disclosure requirements for contingent assets

PS 3380 Contractual Rights (effective April 1, 2017), a new standard defining and establishing guidance on disclosure requirements for contractual rights

PS 3420 Inter-Entity Transactions (effective April 1, 2017), a new standard establishing guidance on the accounting and reporting of transactions between public sector entities within a government’s reporting entity

PS 3430 Restructuring Transactions (effective April 1, 2018), a new standard defining a restructuring transaction and establishing guidance on recognition and measurement of assets and liabilities transferred in a restructuring transaction

The Province is currently assessing the impact of these standards on the consolidated financial statements.

2. Restricted Assets

As at March 31, 2016, assets of $56.1 million (2015 – $59.9 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $18.1 million (2015 – $5.0 million) and comprised: $13.7 million (2015 – $nil) for Nova Scotia Health Authority (NSHA) Centre for Clinical Research, $3.1 million (2015 – $2.6 million) for gas market development as part of the Nova Scotia Market Development Initiative Fund, $1.0 million (2015 – $1.2 million) for endowment and scholarship funds, and $0.3 million (2015 – $1.2 million) for various other purposes.

Restricted investments totaled $38.0 million (2015 – $54.9 million) and comprised: $24.6 million for NSHA Centre for Clinical Research and other NSHA purposes (2015 – $33.5 million for Capital District Health Authority (CDHA) Centre for Clinical Research and $9.8 million for other CDHA purposes), $10.7 million (2015 – $9.0 million) for endowment funds, and $2.7 million (2015 – $2.6 million) for various other purposes.

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2016

3. Deferred Revenue

The following balances are classified as deferred revenue:

($ thousands)	2016	2015
Housing Nova Scotia – Social Housing Agreement	49,486	57,824
Nova Scotia Health Authority – Capital and Research Funds	47,141	—
Capital District Health Authority – Capital and Research Funds	—	43,723
Provincial-Territorial Base Funding Agreement – Infrastructure and Highways	41,210	43,964
Izaak Walton Killam Health Centre – Capital and Research Funds	31,732	30,758
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	17,974	15,387
Nova Scotia Community College	13,294	11,559
Seniors Pharmacare	5,029	5,458
Halifax Regional School Board	5,017	3,648
Waterfront Development Corporation Limited	3,427	3,650
Nova Scotia School Insurance Program	3,161	1,849
Trade Centre Limited	3,029	3,103
Cape Breton District Health Authority	—	2,036
Public Archives of Nova Scotia	2,296	2,004
Annapolis Valley Regional School Board	2,263	1,942
Nova Scotia Market Development Initiative Fund	1,101	1,511
Other Externally Restricted Funds	8,889	10,351

Total Deferred Revenue	235,049	238,767

4. Federal Equalization Repayable Loan

The Province received an equalization repayable loan from the federal government in March 2005 in the amount of $120.3 million. The loan was interest-free and was to be repaid over 10 years, with bi-monthly deductions of $0.5 million that commenced in April 2006. As at March 31, 2016, the balance of the loan was $nil (2015 – $12.0 million).

5. Pension, Retirement and Other Obligations

The Province offers a variety of pension and other retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. The Province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs.

(a) Description of Obligations

Pension Benefit Plans

The Province participates in two funded pension plans, the Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

5. Pension, Retirement and Other Obligations (continued)

On April 1, 2013, the PSSP transitioned to a joint governance structure where the Minister of Finance transferred responsibility for the PSSP to the Public Service Superannuation Plan Trustee Inc. (PSSPTI), the new trustee of the PSSP. PSSPTI is a body corporate comprised of 13 board members – six representing the Province as the employer, six representing the employees, and an independent chairperson. Due to this change, the Province no longer has any residual liability for the PSSP and therefore does not record PSSP assets or liabilities in these financial statements. The Province’s pension expense for the PSSP is now limited to the contributions paid to the PSSP as an employer, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five-year cycle.

As at December 31, 2014, the PSSP was 104.7 per cent funded. Based on PSSPTI’s review of the PSSP’s funded health at that time, indexing of 0.85 per cent per year was approved for January 1, 2016 to December 31, 2020 and no changes to member and employer plan contributions were made. The Province’s employer contributions to the PSSP in 2016 were $82.2 million (2015 – $84.6 million).

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Plan to the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union, four nominated by the Province, and one Chair agreed to by both parties. As a result of this transfer, the Province and Union agreed to share all surpluses and deficits of the plan equally. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in its financial statements. In addition, the Province recognizes one-half of components associated with the net benefit plans expense (recovery) associated with this plan. As at March 31, 2016, the total accrued benefit liability associated with this plan was $590.6 million (2015 – $515.9 million).

The Province has several unfunded defined benefit pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year.

The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on July 1, 2014 and extrapolated to December 31, 2015, which indicated a funding surplus of $1,604.5 million. The Province’s employer contributions to this plan in 2016 were $97.1 million (2015 – $100.4 million).

Other Retirement Benefits

The Province sponsors two other retirement benefits: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees, respectively.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2016

5. Pension, Retirement and Other Obligations (continued)

Effective April 1, 2015, the Province discontinued its retirement allowance plans for non-bargaining unit staff. As part of current contract negotiations, the Province has proposed the withdrawal of its retirement allowance plans for unionized staff effective April 1, 2015, and no new members will be admitted into the plans. The payment of retirement allowances will be deferred until retirement and will be calculated based on accumulated service as of April 1, 2015, or as of the first day of a new collective agreement for those contracts expiring after that date, and salary upon retirement. The Province has reflected the discontinuation of these retirement allowances for both unionized and non-bargaining unit staff in the current year by recognizing a loss on curtailment of $24.2 million and $73.1 million of deferred losses related to these plans. The Province expects these benefit changes for unionized staff to be ratified in the near future during ongoing contract negotiations. The discontinuation does not apply to a person who is entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act.

Post-Employment Benefits

The Province offers a Self Insured Workers’ Compensation Plan. For this plan, the amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year-end.

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). Prior to this fiscal year, the Province accounted for the LTD Plan as part of Pension, Retirement and Other Obligations on the Consolidated Statement of Financial Position. Upon further review of the plan terms, the Province determined it has no residual responsibility to the LTD Plan for any shortfalls in funding. As a result, the Province has removed its accounting for the net position of the LTD Plan from these financial statements on a prospective basis.

The net asset amount recorded for the LTD Plan in 2015 is $1.5 million in Pension, Retirement and Other Obligations. This balance has been derecognized in 2016 and the resulting expense is included in Pension Valuation Adjustment. Furthermore, the Province made the following changes to the 2015 comparative figures in Note 5(b): Projected Benefit Obligation, End of Year decreased by $77.3 million, Market Related Value of Plan Assets, End of Year decreased by $141.1 million, Unamortized Net Losses decreased by $1.5 million, and Valuation Allowance increased by $65.3 million. This change also impacted the 2015 comparative figures in Note 5(e) as follows: the items relating to the LTD Plan were removed from the various components of Net Benefit Plan Expense and the net amount of $659.7 thousand was included in Other, Pension Valuation Adjustment decreased by $2.2 million, and Net Pension Interest Cost increased by $2.2 million.

The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan Sponsors: the Province and the Nova Scotia Government and General Employees Union (NSGEU). The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The Province’s employer contributions to this plan in 2016 were $6.5 million (2015 – $6.8 million).

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

5. Pension, Retirement and Other Obligations (continued)

Accumulated Sick Leave Benefits

The Province’s Regional School Boards, Health Authorities, and Nova Scotia Community College have collective agreements containing sick leave provisions that accumulate but do not vest. Under Public Sector Accounting Standards, governments must measure and record an obligation associated with the accumulated sick leave benefits (ASLBs) that are anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job responsibilities, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as discount rate, retirement assumptions, future salary increases, mortality tables, etc.

The recording of liabilities for ASLBs in 2016 is based on actuarial valuations that were completed in 2014 and 2015 and extrapolated to March 31, 2016.

Special Termination Benefits

The Province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.

Retirement Obligations of Renova Scotia Bioenergy Inc. (Renova)

As part of the Province’s acquisition of Renova on December 10, 2012, there were unfunded pension liabilities associated with various pension plans and retirement health benefits. The net unfunded liabilities of these plans totaled $112.0 million on the acquisition date. Land and other assets were subsequently sold, and the proceeds were used to fund the liabilities. As at March 31, 2016, all liabilities in respect to the defined benefit pension plans (2015 – $nil) and retirement health benefits plan (2015 – $9.0 million) have been settled, and there are no remaining associated assets or liabilities.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2016

5. Pension, Retirement and Other Obligations (continued)

(b)	Summary of Activity During the Year

The table below shows the components of the Pension, Retirement and Other Obligations for the year.

($ thousands)	Pension Benefits 2016	Other Benefits 2016	Total 2016	Total 2015
Projected Benefit Obligation, Beginning of Year	3,498,019	1,947,992	5,446,011	5,597,936
Current Benefit Cost	71,149	72,300	143,449	170,421
Interest Cost	218,691	75,778	294,469	297,073
Actuarial (Gains) Losses	(83,366)	70,275	(13,091)	8,640
Benefit Payments	(223,656)	(107,495)	(331,151)	(605,223)
Other	(84)	(107)	(191)	(1,580)
Curtailment	—	24,207	24,207	—
Plan Amendments	—	(522)	(522)	(21,256)

Projected Benefit Obligation, End of Year	3,480,753	2,082,428	5,563,181	5,446,011

Market Related Value of Plan Assets, Beginning of Year	2,475,230	—	2,475,230	2,646,564
Expected Return on Plan Assets	160,612	(400)	160,212	155,755
Actuarial Gains	3,179	—	3,179	51,629
Benefit Payments	(223,656)	(107,495)	(331,151)	(605,223)
Other	499	400	899	493
Employer Contributions	80,785	107,495	188,280	182,888
Employee Contributions	48,647	—	48,647	43,124

Market Related Value of Plan Assets, End of Year	2,545,296	—	2,545,296	2,475,230

Funded Status, End of Year	(935,457)	(2,082,428)	(3,017,885)	(2,970,781)
Unamortized Net Actuarial (Gains) Losses	288,521	(9,913)	278,608	406,508

Accrued Benefit Liability, End of Year	(646,936)	(2,092,341)	(2,739,277)	(2,564,273)

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

5. Pension, Retirement and Other Obligations (continued)

(c)	Actuarial Assumptions

The table below shows significant assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits
	2016	2015	2016	2015
Long-term inflation rates	2.00%	2.25%	2.00%	2.25%

Expected real rate of return on plan assets:
TPP	4.61%	4.40%

Rate of compensation increase	0.00% to 2.00% + merit	2.25% + merit	0.00% to 2.00% + merit	2.25% + merit

Discount rates:
TPP	6.70%	6.75%
Other Plans			3.71%	4.10%

Other assumptions

7.0 per cent annual rate increase in the cost per person for covered healthcare benefits in 2013-14, decreasing to an ultimate rate of 4.5 per cent per year over 15 years.

7.0 per cent annual rate increase in the cost per person for covered prescription drugs in 2013-14, decreasing to an ultimate rate of 4.5 per cent per year over 15 years.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the Province’s best estimate of performance over the long term.

(d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 5 years to 18 years. The weighted-average EARSL is 15 years.

During the year, the weighted-average actual rate of return on plan assets was –1.2 per cent (2015 – 10.5 per cent). The total market value of plan assets at March 31, 2016 was $4.7 billion (2015 – $4.9 billion).

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2014 with the exception of certain other retirement benefit plans that were performed on various dates and the post-employment benefit plans that are performed annually at March 31.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2016

5. Pension, Retirement and Other Obligations (continued)

(e)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense.

($ thousands)	2016			2015
	Pension Benefits	Other Benefits	Total	Total
Current Benefit Cost	71,149	72,300	143,449	170,421
Employee Contributions	(48,647)	(15)	(48,662)	(43,657)
Employer Contributions *	48,990	—	48,990	41,488
Plan Amendments	—	(522)	(522)	(21,256)
Curtailment	—	24,207	24,207	—
Amortization of Net Actuarial (Gains) Losses	38,593	(489)	38,104	42,282
Recognition of Actuarial (Gains) Losses on
Plan Amendments	—	554	554	21,256
Curtailment	—	73,103	73,103	—
Settlement	—	(129)	(129)	—
Other	(576)	(341)	(917)	(786)
Interest Cost	218,691	75,778	294,469	297,073
Expected Return on Plan Assets	(160,612)	400	(160,212)	(155,755)
Employer Contributions to Multi-Employer Plan	179,234	6,517	185,751	191,790

Net Benefit Plans Expense	346,822	251,363	598,185	542,856

Recorded as:
Fringe Benefits Expense	268,563	56,845	325,408	325,359
Pension Valuation Adjustment	20,180	118,340	138,520	76,179
Net Pension Interest Cost	58,079	76,178	134,257	141,318

Net Benefit Plans Expense	346,822	251,363	598,185	542,856

*	This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with TPP to reflect the Province’s share of this plan under joint trusteeship.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

6. Debt Servicing Costs

($ thousands)	2016	2015
CDN$ Denominated Debt	737,341	752,758
Pension, Retirement and Other Obligations	134,257	141,318
Capital Leases	11,262	13,075
Other Debt	10,175	12,876
Premium / Discount Amortization	(781)	(863)
Foreign Exchange	(22,957)	(21,111)

Total Debt Servicing Costs	869,297	898,053

Total debt servicing costs for the Province’s government business enterprises were $7.3 million (2015 – $8.3 million) for the year ended March 31, 2016.

7. Expenses by Object

($ thousands)	2016	2015
Grants and Subsidies	3,715,025	3,633,915
Salaries and Employee Benefits	4,040,334	3,875,501
Operating Goods and Services	1,603,935	1,683,362
Professional Services	293,066	301,146
Amortization	424,332	410,637
Debt Servicing Costs	869,297	898,053
Other	2,219	2,999

Total Expenses by Object	10,948,208	10,805,613

8. Cash Flow — Net Change in Other Items

($ thousands)	2016	2015
Increase in Receivables from Government Business Enterprises	(4,054)	(2,112)
Increase in Accounts Receivable	(58,895)	(6,150)
Increase (Decrease) in Accounts Payable and Other Short-Term Borrowings	31,845	(88,119)
Decrease in Inventories for Resale	313	1,200
Decrease in Assets Held for Sale	—	2,507
Increase in Inventories of Supplies	(14,661)	(1,080)
Increase in Prepaid Expenses	(3,472)	(1,390)
Increase (Decrease) in Deferred Revenue	(3,718)	7,867
Increase in Accrued Interest	978	6,084
Increase in Pension, Retirement and Other Obligations	175,004	128,032

Total Net Change in Other Items	123,340	46,839

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2016

9. Contaminated Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2016, a total liability for contaminated sites of $171.7 million (2015 – $138.2 million) has been recorded in Accounts Payable and Accrued Liabilities.

Engineering and environmental studies generated estimates for the cost of remediation of the Sydney Steel Corporation (SYSCO) and adjacent sites as well as the Sydney Tar Ponds/Coke Ovens site. As a result, the Province recorded liabilities totaling $318.5 million in 2000 for environmental site clean-up. At March 31, 2016, $70.8 million (2015 – $73.0 million) remains unspent. This provision will continue to be utilized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site. Based on currently available information, the provision, in aggregate, appears sufficient to cover the future estimated costs to remediate these sites.

Other remediation liabilities amounting to $100.9 million (2015 – $65.2 million) have also been recognized, and include $88.5 million (2015 – $51.7 million) for the remediation of Boat Harbour in Pictou County. The Province’s estimate for the removal of effluent is based on environmental studies and engineering reports.

The Province has identified various other sites that may contain certain levels of contamination. No liability has been recognized for these sites as it is not known whether the extent of contamination exceeds an environmental standard, and the Province does not have a reasonable basis for measurement. The Province may record a liability in the future if contamination at any of these sites is determined to exceed an environmental standard and a reasonable estimate of the related remediation costs can be made.

10. Contingencies and Contractual Obligations

(a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a liability is determined to likely exist and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process at March 31, 2016 was $32.2 million (2015 – $27.6 million).

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

10. Contingencies and Contractual Obligations (continued)

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

(c)	Contractual Obligations

As at March 31, 2016, the Province has contractual obligations as follows:

($ thousands)	Governmental Units	Government Business Enterprises	Total Contractual Obligations
Fiscal Year
2017	656,549	88,973	745,522
2018	594,788	16,992	611,780
2019	445,525	2,220	447,745
2020	425,539	16	425,555
2021	401,342	—	401,342
2022 to 2026	1,859,460	—	1,859,460
2027 to 2031	1,802,877	—	1,802,877
2032 to 2036	1,126,145	—	1,126,145
2037 and thereafter	130,713	—	130,713

	7,442,938	108,201	7,551,139

These contractual obligations are comprised of $7,159.1 million from the General Revenue Fund, $283.8 million from the Province’s governmental units, and $108.2 million from the government business enterprises. Included are contractual obligations from the Department of Health and Wellness of $3,666.6 million for service agreements with long-term care facilities and $249.0 million for the management of the ground ambulance fleet, $2,361.4 million from the Department of Justice for Royal Canadian Mounted Police (RCMP) policing services, $127.7 million from the Department of Education and Early Childhood Development for P3 School maintenance agreements, and $162.7 million from Halifax Regional School Board for transportation services.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2016

10. Contingencies and Contractual Obligations (continued)

Leases

As at March 31, 2016, the Province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)	Governmental	Government Business	Total Lease
Fiscal Year	Units	Enterprises	Payments
2017	65,935	7,580	73,515
2018	51,171	7,429	58,600
2019	41,467	7,312	48,779
2020	33,480	6,882	40,362
2021	27,042	6,598	33,640
2022 to 2026	47,879	28,301	76,180
2027 to 2031	2,346	—	2,346
2032 to 2036	368	—	368
2035 & thereafter	—	—	—

	269,688	64,102	333,790

11. Risk Management and Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, foreign exchange risk, credit risk, and liquidity risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2016, the Province has executed 37 interest rate swap contracts to convert certain interest payments from fixed to floating, floating to fixed, and floating to floating. These swaps have terms remaining of 0.8 years to 14.6 years, a notional principal value of $1.5 billion, and a negative mark to market value of -$4.4 million.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A” with a stable outlook as determined by the major credit rating agencies.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2016

11. Risk Management and Use of Derivative Financial Instruments (continued)

Liquidity risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long-term debt with a maturity of over 15 years.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

The Province has currency swap contracts which convert foreign denominated debt into Canadian dollar denominated debt as follows:

Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]
		($ thousands)		($ thousands)	($ thousands)
April 16, 2019	UK£	60,000	CDN$	114,387	(2,755)

Total	UK£	60,000	CDN$	114,387	(2,755)

January 26, 2017	US$	500,000	CDN$	562,470	107,984
February 1, 2019	US$	200,000	CDN$	198,000	64,881
July 1, 2019	US$	200,000	CDN$	199,900	56,740
November 15, 2019	US$	244,000	CDN$	246,318	70,953
March 1, 2020	US$	300,000	CDN$	409,200	(23,989)
May 1, 2021	US$	300,000	CDN$	312,002	85,916
April 1, 2022	US$	300,000	CDN$	379,517	14,324
July 30, 2022	US$	300,000	CDN$	329,310	58,018

Total	US$	2,344,000	CDN$	2,636,717	434,827

[1]	Mark to Market is an indication of the swap’s market value as at March 31, 2016. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2016.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2016

12. Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2016	2015
Sydney Steel Corporation Superannuation Plan [1,2]	—	12
Nova Scotia Credit Union Deposit Insurance Corporation [3]	25,387	24,809
Public Trustee [1]	56,830	55,526
Miscellaneous Trusts [4]	25,149	24,384

Total Trust Funds Under Administration	107,366	104,731

[1]	- Financial statements of these funds are available in Public Accounts – Volume 2.
[2]	- Administration of these assets was assumed during 2001.
[3]	- Represents trust with December 31 year-end.
[4]	- Miscellaneous trusts include a large number of relatively small funds.

Other

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Nova Scotia Teachers’ Pension Plan effective April 1, 2006. Under joint trusteeship, the Trustee of the Plan is the Nova Scotia Teachers’ Pension Plan Trustee Inc., of which the Province has four of nine members. The Trustee is responsible for the administration of the Fund and investment management of fund assets. Total net assets available for benefits as at December 31, 2015 were $4.7 billion (2014 – $4.7 billion).

Effective April 1, 2013, the Minister of Finance transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc. As a result of this transfer, the Province no longer has any responsibility for this plan. Total net assets available for benefits as at March 31, 2016 were $5.5 billion (2015 – $5.5 billion).

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship. As such, the Board of Trustees is appointed by the two plan Sponsors: the Province and the Nova Scotia Government and General Employees Union (NSGEU). The Trustee is responsible for the administration of the Fund and investment management of fund assets. The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. Total net assets available for benefits as of December 31, 2015 were $149.1 million (2015 – $145.7 million).

13. Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial crown corporations, agencies, boards, and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province of Nova Scotia.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

14. Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Schedule 1 Revenue For the fiscal year ended March 31, 2016 ($ thousands)

	2016	2015
Provincial Sources
Tax Revenue
Personal Income Tax	2,648,157	2,334,136
Corporate Income Tax	398,109	543,376
Harmonized Sales Tax	1,770,080	1,749,866
Tobacco Tax	217,009	206,255
Motive Fuel Tax	254,011	248,274
Other Tax Revenue	170,257	161,031

	5,457,623	5,242,938

Other Provincial Revenue
Recoveries	438,681	406,124
Other Revenue from Governmental Units	530,594	475,631
Municipal Contributions to School Boards	249,018	241,013
Petroleum Royalties	(91,752)	33,086
Registry of Motor Vehicles	130,317	123,032
Other Government Charges	61,626	62,249
Miscellaneous	149,945	146,105
Net Gain on Disposal of Crown Assets	3,502	2,754

	1,471,931	1,489,994

Net Income from Government Business Enterprises	387,757	351,395

Investment Income
Interest Revenue	94,143	93,778
Sinking Fund and Public Debt Management Fund Earnings	95,982	103,892

	190,125	197,670

Total Provincial Sources	7,507,436	7,281,997

Federal Sources
Equalization Payments	1,777,759	1,750,653
Canada Health Transfer	899,593	860,397
Canada Social Transfer	341,034	334,734
Recoveries	215,531	203,972
Offshore Accord	36,779	64,481
TCA Cost Shared Revenue	32,410	21,950
Crown Share	(2,716)	14,058
Other Federal Transfers	129,724	129,678

Total Federal Sources	3,430,114	3,379,923

Total Revenue	10,937,550	10,661,920

Schedule 2

Expenses

For the fiscal year ended March 31, 2016

($ thousands)

	2016	2015
Agriculture
Department of Agriculture	55,033	68,426
Nova Scotia Crop and Livestock Insurance Commission	3,282	2,723
Nova Scotia Harness Racing Fund	983	984
Perennia Food & Agriculture Incorporated	4,375	3,413

	63,673	75,546

Business
Department of Business	46,033	101,364
Bioscience Enterprise Centre Incorporated	28	2
Film and Creative Industries Nova Scotia	381	4,973
Nova Scotia Business Inc.	28,957	43,023
Nova Scotia Innovation Corporation	14,999	11,580
Nova Scotia Strategic Opportunities Fund Incorporated	10	9
Renova Scotia Bioenergy Inc.	18	—
Nova Scotia Tourism Agency	—	26,694
Tourism Nova Scotia	25,306	—
Trade Centre Limited	14,845	16,347
Waterfront Development Corporation Limited	5,012	5,207

	135,589	209,199

Communities, Culture and Heritage
Department of Communities, Culture and Heritage	60,039	56,286
Art Gallery of Nova Scotia	3,672	3,710
Public Archives of Nova Scotia	109	123
Schooner Bluenose Foundation	31	94
Sherbrooke Restoration Commission	2,154	2,107
Vive l’Acadie Community Fund	30	25

	66,035	62,345

Community Services
Department of Community Services	886,139	892,240
Housing Nova Scotia	162,491	154,913

	1,048,630	1,047,153

Education and Early Childhood Development
Department of Education and Early Childhood Development	330,307	314,317
Annapolis Valley Regional School Board	134,890	134,005
Cape Breton Victoria Regional School Board	153,077	152,525
Chignecto-Central Regional School Board	200,536	201,893
Conseil scolaire acadien provincial	65,592	63,179
Halifax Regional School Board	465,896	460,719
Nova Scotia School Boards Association	586	658
Nova Scotia School Insurance Program	4,237	5,812
South Shore Regional School Board	75,317	76,387
Strait Regional School Board	84,791	83,345
Tri-County Regional School Board	70,311	71,108

	1,585,540	1,563,948

Schedule 2 Expenses (continued) For the fiscal year ended March 31, 2016 ($ thousands)

	2016	2015
Energy
Department of Energy	29,920	31,695
Nova Scotia Market Development Initiative Fund	411	1,114
Pengrowth Nova Scotia Energy Scholarship Fund	119	89

	30,450	32,898

Environment
Department of Environment	24,783	25,859
Resource Recovery Fund Board Inc.	49,499	48,389

	74,282	74,248

Finance and Treasury Board
Department of Finance and Treasury Board	12,581	12,474
3052155 Nova Scotia Limited	—	22

	12,581	12,496

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	9,543	9,411
Nova Scotia Sportfish Habitat Fund	385	379

	9,928	9,790

Health and Wellness
Department of Health and Wellness	2,128,647	1,961,008
Annapolis Valley District Health Authority	—	140,038
Cape Breton District Health Authority	—	316,844
Capital District Health Authority	—	986,028
Colchester East Hants Health Authority	—	97,306
Cumberland Health Authority	—	67,562
Gambling Awareness Foundation of Nova Scotia	42	81
Guysborough Antigonish Strait Health Authority	—	92,369
Izaak Walton Killam Health Centre	281,859	289,069
Nova Scotia Health Authority	1,977,071	—
Nova Scotia Health Research Foundation	6,243	5,799
Pictou County Health Authority	—	87,112
Provincial Drug Distribution Program	100,777	96,065
South Shore District Health Authority	—	94,522
South West Nova District Health Authority	—	106,045

	4,494,639	4,339,848

Internal Services
Department of Internal Services	207,932	149,992
Harbourside Commercial Park Inc.	1,060	574
Nova Scotia Lands Inc.	4,289	3,359

	213,281	153,925

Justice
Department of Justice	302,221	293,603
Law Reform Commission of Nova Scotia	277	302
Nova Scotia Legal Aid Commission	26,523	28,825

	329,021	322,730

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2016

($ thousands)

	2016	2015
Labour and Advanced Education
Department of Labour and Advanced Education	198,083	200,887
Nova Scotia Community College	206,583	209,441

	404,666	410,328

Assistance to Universities	374,125	375,471

Municipal Affairs
Department of Municipal Affairs	155,111	147,482
Nova Scotia E911 Cost Recovery Fund	4,712	4,804
Nova Scotia Municipal Finance Corporation	741	832

	160,564	153,118

Natural Resources
Department of Natural Resources	82,875	88,300
Acadia Coal Company Limited Fund	1	3
Crown Land Mine Remediation Fund	45	30
Crown Land Silviculture Fund	2,730	2,314
Habitat Conservation Fund	186	216
Nova Scotia Primary Forest Products Marketing Board	99	143
Off-Highway Vehicle Infrastructure Fund	1,454	1,363
Species-at-risk Conservation Fund	3	5
Sustainable Forestry Fund	—	200

	87,393	92,574

Public Service
Public Service	187,831	180,526
Nova Scotia Utility and Review Board	8,420	8,319

	196,251	188,845

Seniors
Department of Seniors	1,483	1,424

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	432,977	432,832

Restructuring Costs	98,639	138,683

Pension Valuation Adjustment	138,520	76,179

Refundable Tax Credits	120,644	133,980

Schedule 2 Expenses (continued) For the fiscal year ended March 31, 2016 ($ thousands)

	2016	2015
Debt Servicing Costs
General Revenue Fund	824,155	842,602
Annapolis Valley District Health Authority	—	865
Annapolis Valley Regional School Board	788	913
Cape Breton District Health Authority	—	2,194
Cape Breton Victoria Regional School Board	916	1,162
Capital District Health Authority	—	8,941
Chignecto-Central Regional School Board	1,250	1,572
Colchester East Hants Health Authority	—	507
Conseil scolaire acadien provincial	340	423
Cumberland Health Authority	—	399
Guysborough Antigonish Strait Health Authority	—	538
Halifax Regional School Board	3,710	4,407
Housing Nova Scotia	14,517	16,889
Izaak Walton Killam Health Centre	2,006	2,112
Nova Scotia Community College	2,171	2,204
Nova Scotia Health Authority	14,640	—
Nova Scotia Innovation Corporation	81	84
Nova Scotia Legal Aid Commission	413	429
Nova Scotia Municipal Finance Corporation	164	158
Nova Scotia Strategic Opportunities Fund Incorporated	2,169	3,035
Nova Scotia Utility and Review Board	36	37
Perennia Food & Agriculture Incorporated	—	33
Pictou County Health Authority	—	502
Renova Scotia Bioenergy Inc.	500	5,000
Resource Recovery Fund Board Inc.	8	3
Sherbrooke Restoration Commission	40	47
South Shore District Health Authority	—	615
South Shore Regional School Board	304	396
South West Nova District Health Authority	—	771
Strait Regional School Board	552	667
Tourism Nova Scotia	77	—
Trade Centre Limited	65	69
Tri-County Regional School Board	381	469
Waterfront Development Corporation Limited	14	10

	869,297	898,053

Total Expenses	10,948,208	10,805,613

Schedule 3

Loans and Investments

As at March 31, 2016

($ thousands)

	Loans and Investments	Provisions	Net 2016	Net 2015
Loans Receivable
Agriculture and Rural Credit Act	180,961	10,981	169,980	171,093
Educational & Services Products (NS) Limited	15	—	15	15
Labour and Advanced Education - Student Loans Direct Lending	220,267	112,415	107,852	103,518
Fisheries Development Act	104,123	1,438	102,685	108,653
Halifax Dartmouth Bridge Commission	160,000	—	160,000	160,000
Nova Scotia Business Inc.	55,301	26,332	28,969	33,793
Housing Nova Scotia	578,214	4,799	573,415	591,128
Nova Scotia Innovation Corporation	8,001	4,263	3,738	3,148
Nova Scotia Jobs Fund	615,471	196,297	419,174	344,836
Nova Scotia Market Development Initiative Fund	1,120	—	1,120	2,240
Nova Scotia Municipal Finance Corporation	813,386	—	813,386	809,098
Nova Scotia Strategic Opportunities Fund Incorporated	20,141	—	20,141	45,083
Perennia Food & Agriculture Incorporated	273	—	273	—
Resource Recovery Fund Board Inc.	164	—	164	178
Venture Corporations Act	559	559	—	—
Waterfront Development Corporation Limited	12	—	12	17

Total Loans Receivable	2,758,008	357,084	2,400,924	2,372,800

Investments
Art Gallery of Nova Scotia	3,594	—	3,594	2,831
Gambling Awareness Foundation of Nova Scotia	3,782	—	3,782	3,673
Nova Scotia Business Inc.	41,071	28,016	13,055	13,992
Nova Scotia Community College	8,872	—	8,872	7,269
Nova Scotia Health Authority	24,557	—	24,557	59,906
Nova Scotia Innovation Corporation	36,421	12,615	23,806	21,582
Nova Scotia Jobs Fund	26,438	23,438	3,000	2,999
Nova Scotia School Insurance Program	8,381	—	8,381	9,166
Perennia Food & Agriculture Incorporated	1,488	—	1,488	1,038
Public Archives of Nova Scotia	1,046	—	1,046	1,038

Total Investments	155,650	64,069	91,581	123,494

The provisions listed above include $0.3 million (2015 – $2.7 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Also included in the provisions is $8.5 million (2015 – $8.9 million) for the Debt Reduction Assistance Program of the Department of Labour and Advanced Education Student Loans of which $0.4 million (2015 – $3.3 million) relates to the student loans guaranteed by the Province.

Schedule 4 Unmatured Debt As at March 31, 2016 ($ thousands)

	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt 2016	Net Unmatured Debt 2015
General Revenue Fund	15,942,116	2,595,750	13,346,366	13,249,724
Housing Nova Scotia	168,053	—	168,053	176,526
Nova Scotia Health Authority	194	—	194	417
Nova Scotia Municipal Finance Corporation	8,919	—	8,919	7,168
Nova Scotia Power Finance Corporation	739,130	739,130	—	—
Waterfront Development Corporation Limited	1,025	—	1,025	405

Total Unmatured Debt	16,859,437	3,334,880	13,524,557	13,434,240

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 11.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected on the Consolidated Statement of Financial Position in Investment in Government Business Enterprises and further detailed in Schedule 6.

Sinking Fund Assets

As at March 31, 2016, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $2,595.8 million (2015 – $2,675.8 million). These funds were comprised of $2,429.0 million in Sinking Funds and $166.8 million in Public Debt Management Funds. The total market value of both funds was $2,900.7 million at year-end. During the year, contributions were $26.3 million, total earnings were $96.0 million, and total redemptions were $204.0 million.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The net unamortized portion of the premiums and discounts relating to sinking fund assets as at March 31, 2016 was $28.9 million (2015 – $36.4 million) and is included as part of the value of the sinking funds.

Schedule 4

Unmatured Debt (continued)

As at March 31, 2016

($ thousands)

Sinking fund assets consist primarily of debentures of the provincial governments and Government of Canada with fixed interest rates ranging from 2.1 to 9.6 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. The Province held a carrying value of $493.9 million (2015 – $559.2 million) of its own debentures in Sinking Funds and Public Debt Management Funds as active investments at March 31, 2016.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, and Federal US bonds, coupons, and residuals. This debt is shown net of defeasance assets on the Consolidated Statement of Financial Position.

Debt Repayments

Projected net principal repayments, capital lease payments, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	Sinking Fund Payments	Total Payments
2017	1,042,423	32,492	26,309	1,101,224
2018	446,393	34,748	26,309	507,450
2019	1,243,152	34,028	24,048	1,301,228
2020	1,962,221	27,110	17,899	2,007,230
2021	1,072,073	20,535	17,899	1,110,507
2022 and thereafter	7,470,589	16,312	10,017	7,496,918

	13,236,851	165,225	122,481	13,524,557

Net principal repayments are comprised of the principal amounts due on loans and debentures less available designated sinking funds to retire the debentures.

In addition, the Province has approximately $866.8 million (2015 – $856.2 million) in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions.

Schedule 5 Gross Unmatured Debt As at March 31, 2016 ($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates
Debentures
General Revenue Fund (CDN$)		15,699,255	2016 to 2062	1.6% to 11.75%
General Revenue Fund (US$)	0.771	—	2017 to 2022	5.13% to 9.50%
General Revenue Fund (UK£)	0.536	—	2019	11.75%
Nova Scotia Municipal Finance Corporation		8,919	2016 to 2032	1.75% to 2.62%
Nova Scotia Power Finance Corporation (CDN$)		350,000	2020 to 2031	10.25% to 11.00%
Nova Scotia Power Finance Corporation (US$)	0.771	389,130	2021	9.40%

Total Debentures		16,447,304

Loans
General Revenue Fund – Other Debt		77,830	2016 to 2021	0.72% to 2.68%
Housing Nova Scotia		168,053	2016 to 2035	1.53% to 10.50%
Waterfront Development Corporation Limited		1,025	Demand loan	—

Total Loans		246,908

Capital Leases
General Revenue Fund		165,031	2018 to 2026	6.04% to 7.25%
Nova Scotia Health Authority		194	2017	6.29%

Total Capital Leases		165,225

Gross Unmatured Debt		16,859,437

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $1,079.4 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Housing Nova Scotia

Mortgages and notes payable are secured by investments in social housing.

Schedule 6

Government Business Enterprises

As at March 31, 2016

($ thousands)

	2016						2015
	Halifax- Dartmouth Bridge Commission	Highway 104 Western Alignment Corporation	Nova Scotia Liquor Corporation	Nova Scotia Provincial Lotteries and Casino Corporation	QEII Health Sciences Centre Auxiliary	Total	Total
Cash	6,698	1,388	14,167	22,183	2,695	47,131	54,214
Accounts Receivable	4,173	1,565	2,566	47,369	438	56,111	44,360
Inventory	—	13	52,008	1,976	309	54,306	49,953
Investments	102,243	49,439	—	1	—	151,683	184,541
Tangible Capital Assets	184,574	28,027	43,622	81,466	1,259	338,948	291,708
Other Assets	230	495	4,939	9,156	3	14,823	16,383

Total Assets	297,918	80,927	117,302	162,151	4,704	663,002	641,159

Accounts Payable	13,985	6,395	44,032	107,177	3,856	175,445	166,634
Unmatured Debt	178,551	39,435	—	31,379	—	249,365	261,275
Other Liabilities	6,812	5,225	26,479	9,758	123	48,397	54,663

Total Liabilities	199,348	51,055	70,511	148,314	3,979	473,207	482,572

Equity	98,570	29,872	46,791	13,837	725	189,795	158,587
Total Liabilities and Equity	297,918	80,927	117,302	162,151	4,704	663,002	641,159

Total Revenue	31,575	23,300	612,420	445,533	9,065	1,121,893	1,060,258
Debt Servicing	1,064	4,172	1,045	1,046	—	7,327	8,331
Other Expenses	15,951	15,108	370,118	316,961	8,671	726,809	700,532

Total Expenses	17,015	19,280	371,163	318,007	8,671	734,136	708,863

Net Income	14,560	4,020	241,257	127,526	394	387,757	351,395

Schedule 6 Government Business Enterprises (continued) As at March 31, 2016

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, sets the rates, tolls, and charges to be paid for the use of the two bridges operated by HDBC.

Beginning in the Spring of 2015, HDBC embarked on a significant and necessary project known as “The Big Lift”. This involves replacing the road deck, floor beams, stiffening trusses, and suspender ropes on the suspended spans of the Angus L. Macdonald Bridge. When the project is complete, a significant amount of the bridge infrastructure will be new. This will help to extend the life of the bridge and reduce future maintenance. As at March 31, 2016, this work is still ongoing with the overall project scheduled to be complete by the Fall of 2017.

Long-Term Loan Agreements with the Province

2007 Loan Agreement – On July 25, 2007, HDBC entered into a long-term unsecured loan agreement with the Province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires annual principal repayments of $3.0 million plus interest, with a final principal repayment of $9.6 million along with all accrued and unpaid interest thereon due on the final maturity date. At March 31, 2016, HDBC had a balance of $18.6 million (2015 – $21.6 million) repayable on the loan, of which $3.0 million is due within a year. HDBC made a $17.4 million prepayment of the principal on October 22, 2014, which was applied against the final payment on maturity due in 2019.

Interest is payable semi-annually on June 4th and December 4th of each year. The average interest rate over the life of the loan is 5.19 per cent. Interest expense on the long-term debt for the current year was $1.1 million (2015 – $1.7 million), of which $310.0 thousand (2015 – $356.0 thousand) was payable at year-end.

2015 Loan Agreement – On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge. This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million. Interest is paid semi-annually on June 1st and December 1st of each year. The average interest rate over the life of the loan is 2.80 per cent. Capitalized interest on the loan for the current year was $4.3 million (2015 – $636.0 thousand), of which $1.4 million (2015 – $636.0 thousand) was payable at year-end.

Restricted Reserve Funds

The 2007 and 2015 Loan Agreements require that HDBC maintain three reserve funds: an Operating, Maintenance & Administrative Fund (OM Fund), Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $10.8 million (2015 – $6.5 million) and were invested in GICs with rates between 0.80 and 0.86 per cent as well as various bankers’ acceptances with rates between 0.75 and 0.79 per cent. Interest income on restricted assets for the year totaled $72.0 thousand (2015 – $201.0 thousand).

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2016

Halifax-Dartmouth Bridge Commission (continued)

Big Lift Fund

The Big Lift Fund consists of proceeds from the 2015 Loan not yet expended on the Macdonald Bridge suspended span replacement. Under the terms of the loan agreement, these amounts have been invested in term promissory notes issued by the Province of Nova Scotia. The promissory notes mature monthly, through September 2017, in various amounts to enable HDBC to make payments to third parties within the following 30 days in respect of capital improvements to the Macdonald Bridge.

Line of Credit Agreement with the Province

On June 30, 2008, HDBC entered into an agreement with the Province for a $60.0 million revolving, unsecured line of credit. At year-end, HDBC had no advances outstanding against this line of credit (2015 – $nil) and no draws or accrued interest for the year (2015 – $nil). During the 2015 fiscal year, HDBC drew and repaid $16.2 million on this facility.

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Highway 104 Western Alignment Corporation Act, which authorizes the collection of tolls, states that toll collection will cease upon complete payment of all costs and liabilities relating to H104. This includes financing, design, construction, operation and maintenance, and any repair, improvement, alteration, or extension. The forecasted repayment date of all costs and liabilities relating to H104 was in 2019. However, on June 21, 2016, a decision was made to extend the project life from 2019 to 2026.

Related Party Transactions

At March 31, 2016, H104 had a receivable from the Province in the amount of $685.4 thousand (2015 – $600.3 thousand). Government grants are recognized initially as deferred income at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, they increase enforcement costs by $60.0 thousand (2015 – $60.0 thousand), maintenance services by $1.2 million (2015 – $1.2 million), inventory by $21.3 thousand (2015 – $21.7 thousand), and property, plant and equipment by $292.7 thousand (2015 – $286.7 thousand).

Omnibus Agreement

The Omnibus Agreement, dated April 1, 1996, is an agreement between H104, the Contractor, the Operator, and the Province to design, finance, construct, operate, and maintain the Highway 104 Western Alignment. Under this agreement, the Province retains ownership of the highway. However, H104 is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the Province. Overall, the Province has contributed $27.5 million to this project.

Schedule 6 Government Business Enterprises (continued) As at March 31, 2016

Highway 104 Western Alignment Corporation (continued)

The capital, major maintenance, and debt service restricted reserve accounts, which have been established in accordance with the Omnibus Agreement, totaled $49.4 million (2015 – $44.7 million) at year-end. They are comprised of investments that are recorded at fair value and include accrued interest of $47.0 thousand (2015 – $21.1 thousand), have a weighted average term of 6.1 (2015 – 5.6) months to maturity, and a weighted average interest rate of 0.85 per cent (2015 – 0.92 per cent).

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services and is renewable in five-year increments. The annual fee was $1.2 million for the current fiscal year (2015 – $1.2 million). During the year, H104 incurred management fees of $239.0 thousand (2015 – $251.9 thousand) from the Province.

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.25 per cent per year, compounded semi-annually, and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, H104 had $37.0 million (2015 – $39.4 million) of long-term debt and $2.4 million (2015 – $2.2 million) of debt maturing within one year. Interest expense on the long-term debt was $4.2 million (2015 – $4.4 million) for the year.

Minimum principal repayments for the next five years are as follows:

2017 – $2.4 million,

2018 – $2.7 million,

2019 – $3.0 million,

2020 – $3.3 million,

2021 – $3.6 million.

Long-term debt is secured by a first charge and security interest over all the present and future property and assets, including but not limited to, cash and securities held in trust, rights under all material contracts, and all accounts receivable and interest.

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. NSLC was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC operates retail sales locations across the province of Nova Scotia.

Related Party Transactions

In 2016, remittances to the Minister of Finance and Treasury Board totaled $240.0 million (2015 – $228.0 million). All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $46.8 million (2015 – $42.2 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2016

Nova Scotia Provincial Lotteries and Casino Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended on November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). The principal activities of NSPLCC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSPLCC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

NSPLCC had a payable to the Province in the amount of $91.5 million (2015 – $91.8 million) at year-end. In addition to the net income of $127.5 million (2015 – $110.0 million), NSPLCC is required to pay to the Province 20.0 per cent of casino gaming revenue, otherwise known as win tax. This amounted to $13.9 million in the current year (2015 – $13.5 million).

Capital Lease Arrangements

At March 31, 2016, NSPLCC had long-term commitments for minimum lease payments relating to non-cancellable capital leases of $33.0 thousand (2015 – $0.2 million) and current portion of long-term leases of $0.1 million (2015 – $0.1 million). Interest expense related to software under capital lease was $8.0 thousand (2015 – $13.0 thousand) for the year.

The aggregate payment of long-term leases payable for the next five years are as follows: 2017 – $0.1 million, 2018 – $33.0 thousand, 2019 – $nil, 2020 – $nil, 2021 – $nil.

Special Payments to Government Departments

NSPLCC is obligated to make direct payments annually to three provincial government departments: Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia), Department of Agriculture (in support of the Exhibition Association of Nova Scotia), and Department of Health and Wellness (in support of Sport Nova Scotia). In 2016, these payments totaled $0.2 million (2015 – $0.2 million).

As part of its 2005 and 2011 Gaming Strategies, the Province approved contributions of $3.0 million to the Department of Health and Wellness in 2016 (2015 – $3.0 million) to fund problem gambling treatment and $0.5 million (2015 – $0.5 million) to fund youth gambling prevention.

Contribution to Gambling Awareness Foundation of Nova Scotia

Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute one per cent of their VL commission to the Gambling Awareness Foundation of Nova Scotia (GAFNS). NSPLCC has agreed to contribute an amount equal to all contributions made by the VL retailers. At March 31, 2016, NSPLCC had a payable to GAFNS in the amount of $41.0 thousand (2015 – $40.0 thousand).

Contribution to Nova Scotia Harness Racing Fund

NSPLCC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2016, the contribution was $1.0 million (2015 – $1.0 million).

Schedule 6 Government Business Enterprises (continued) As at March 31, 2016

Nova Scotia Provincial Lotteries and Casino Corporation (continued)

Due to Atlantic Gaming Equipment

At March 31, 2016, the amount due to Atlantic Gaming Equipment Limited was $31.4 million (2015 – $38.1 million), of which $9.3 million (2015 – $8.1 million) was classified as current. This liability represents a portion of Atlantic Lottery Corporation Inc.’s (ALC) debt used in the acquisition of property, plant and equipment operated on behalf of NSPLCC. All amounts are payable by ALC and are due on or before December 2019.

The debt is based on variable interest rates ranging from 1.47 to 5.18 per cent. The aggregate maturity of long-term debt, which is comprised of NSPLCC’s portion of ALC’s debt and debt incurred jointly with the other Atlantic provinces, for the next five years is approximately as follows: 2017 – $28.7 million, 2018 – $4.8 million, 2019 – $4.9 million, 2020 – $3.8 million, 2021 – $nil. Included in interest expense is $1.0 million (2015 – $1.1 million) relating to long-term debt.

Safe Gaming System Inc.

NSPLCC has been made aware of a statement of claim filed by Safe Gaming System Inc. alleging a patent infringement related to its responsible gaming device known as the My-Play System. The claim is at an early stage and is being contested by NSPLCC. Since the outcome is undeterminable at this time, no amounts have been accrued in NSPLCC’s financial statements.

Disputed HST Assessments

Included in accounts receivable at March 31, 2016 is $45.8 million (2015 – $38.2 million) that was paid to Canada Revenue Agency, on a without prejudice basis, for an assessment of HST in respect to the operation of certain video lottery terminals. NSPLCC is contesting this matter and since the outcome is undeterminable at this time, no amounts related to this contingency have been recorded in NSPLCC’s financial statements.

Queen Elizabeth II Health Sciences Centre Auxiliary

The Queen Elizabeth II Health Sciences Centre Auxiliary, operating as Partners for Care, is a volunteer-based non-profit, charitable organization. The primary objective of Partners for Care is to generate revenue for Nova Scotia Health Authority (NSHA) through parking and retail services, rental activities, and other special projects that generally take place within the hospital premises. Partners for Care was identified and consolidated as a government business enterprise by NSHA.

Payable to Nova Scotia Health Authority

At March 31, 2016, Partners for Care had a payable to NSHA in the amount of $2.7 million (2015 – $3.0 million to the former Capital District Health Authority).

Transfers to Nova Scotia Health Authority

Transfers to NSHA totaled $4.7 million in 2016 (2015 – $4.8 million to the former Capital District Health Authority).

Schedule 7

Tangible Capital Assets

As at March 31, 2016

($ thousands)

	2016						2015
	Land	Buildings and Land Improve- ments	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
Costs
Opening Costs	984,441	4,972,835	1,581,097	181,189	2,839,566	10,559,128	10,050,683
Transfers	(1,259)	(1,761)	(2,272)	(18)	(1)	(5,311)	129
Additions	16,296	148,304	82,664	16,523	205,063	468,850	542,237
Disposals	(557)	(27,737)	(21,990)	(4,119)	—	(54,403)	(33,921)

Closing Costs	998,921	5,091,641	1,639,499	193,575	3,044,628	10,968,264	10,559,128

Accumulated Amortization
Opening Accumulated
Amortization	—	(2,212,881)	(1,188,204)	(107,141)	(1,364,296)	(4,872,522)	(4,486,782)
Transfers	—	362	2,551	7	—	2,920	(127)
Disposals	—	23,908	21,847	4,049	—	49,804	25,024
Amortization Expense	—	(158,255)	(91,432)	(16,014)	(158,631)	(424,332)	(410,637)
Closing Accumulated Amortization	—	(2,346,866)	(1,255,238)	(119,099)	(1,522,927)	(5,244,130)	(4,872,522)

Net Book Value	998,921	2,744,775	384,261	74,476	1,521,701	5,724,134	5,686,606

Opening Balance	984,441	2,759,954	392,893	74,048	1,475,270	5,686,606	5,563,901
Closing Balance	998,921	2,744,775	384,261	74,476	1,521,701	5,724,134	5,686,606

Increase in Net Book Value	14,480	(15,179)	(8,632)	428	46,431	37,528	122,705

Schedule 7 Tangible Capital Assets (continued) As at March 31, 2016

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 - 30 per cent
Machinery, Computers and Equipment	15 - 50 per cent
Vehicles and Ferries	15 - 35 per cent
Roads, Bridges and Highways	5 - 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 3 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	3 - 60 years
Machinery, Computers and Equipment	2 - 60 years
Vehicles and Ferries	3 - 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the straight-line method. The net book value of these assets is $290.4 million (2015 – $313.1 million).

Included in the closing costs of the various classes as at March 31, 2016 are costs for assets under construction, which have not yet been amortized. These costs relate to buildings and land improvements of $103.6 million, machinery, computers and equipment of $49.6 million, vehicles and ferries of $8.3 million, and roads, bridges and highways of $115.2 million.

Capital leases are included in the various classes as at March 31, 2016 as follows: buildings and land improvements – cost of $463.6 million, accumulated amortization of $353.3 million; machinery, computers and equipment – cost of $38.2 million, accumulated amortization of $38.0 million; and vehicles and ferries – cost of $24.5 million, accumulated amortization of $14.2 million.

Schedule 8

Direct Guarantees

As at March 31, 2016

($ thousands)

	Foreign Exchange Rate	Authorized 2016	Utilized 2016	Utilized 2015
Bank Loans
Department of Labour and Advanced Education – Student Loan Program		2,256	2,256	3,533
Department of Transportation and Infrastructure Renewal (US$)	0.771	6,485	—	—
Nova Scotia Business Inc.		1,500	825	625
Nova Scotia Jobs Fund Act		61,600	58,708	52,907

Total Bank Loan Guarantees		71,841	61,789	57,065

Mortgages
Housing Nova Scotia Act		7,465	7,465	7,983
Housing Nova Scotia Act – CMHC Indemnities		49,002	49,002	58,959
Provincial Finance Act		—	—	3

Total Mortgage Guarantees		56,467	56,467	66,945

Total Direct Guarantees		128,308	118,256	124,010

Less: Provision for Guarantee Payout
Department of Labour and Advanced Education – Student Loan Program			(547)	(102)
Housing Nova Scotia Act			(4,194)	(5,682)
Nova Scotia Business Inc.			(367)	(149)
Nova Scotia Jobs Fund Act			(250)	(2,675)

			(5,358)	(8,608)

Less: Provision for Student Debt Reduction Program
Department of Labour and Advanced Education – Student Loan Program			(397)	(3,300)

Net Direct Guarantees			112,501	112,102

(Not provided for in these Consolidated Financial Statements)

Schedule 9 Segment Reporting For the fiscal year ended March 31, 2016

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2016 and 2015 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedule 9

Segment Reporting (continued)

For the fiscal year ended March 31, 2016

($ thousands)

	Health		Education		Infrastructure & Public Works		Social Services
	2016	2015	2016	2015	2016	2015	2016	2015
Revenue
Provincial Sources
Tax Revenue	217,009	206,255	—	—	254,011	248,274	—	—
Other Provincial Revenue	591,939	472,899	459,748	447,510	20,850	21,812	106,181	112,024
Net Income from GBEs	394	229	—	—	18,580	13,147	—	—
Investment Income	2,117	6,426	8,557	8,345	—	—	26,644	26,993
Federal Sources	953,151	907,661	269,492	263,773	31,651	23,807	279,612	275,005

Total Revenues	1,764,610	1,593,470	737,797	719,628	325,092	307,040	412,437	414,022

Expenses
Grants and Subsidies	1,895,288	1,766,935	603,664	595,930	21,114	235	772,235	767,008
Salaries and Employee Benefits	1,837,089	1,717,055	1,363,693	1,331,693	122,772	122,080	160,147	172,510
Operating Goods and Services	737,158	800,359	331,966	331,695	85,208	102,159	119,408	121,680
Professional Services	60,165	84,609	20,222	24,203	17,794	15,815	4,915	3,556
Amortization	99,623	101,986	84,137	82,988	186,259	181,416	23,690	21,476
Debt Servicing Costs	17,502	18,386	10,411	12,213	—	—	39,997	42,727
Other	—	—	—	—	—	—	—	—

Total Expenses	4,646,825	4,489,330	2,414,093	2,378,722	433,147	421,705	1,120,392	1,128,957

Segment Result	(2,882,215)	(2,895,860)	(1,676,296)	(1,659,094)	(108,055)	(114,665)	(707,955)	(714,935)

Schedule 9 Segment Reporting (continued) For the fiscal year ended March 31, 2016 ($ thousands)

	Natural Resources & Economic Development		Other Government		Inter-Segment Eliminations		Total
	2016	2015	2016	2015	2016	2015	2016	2015
Revenue
Provincial Sources
Tax Revenue	403	331	4,986,200	4,788,078	—	—	5,457,623	5,242,938
Other Provincial Revenue	33,594	191,409	415,134	388,234	(155,515)	(143,894)	1,471,931	1,489,994
Net Income from GBEs	—	—	368,783	338,019	—	—	387,757	351,395
Investment Income	4,053	7,170	180,376	181,919	(31,622)	(33,183)	190,125	197,670
Federal Sources	41,150	87,430	1,855,058	1,822,247	—	—	3,430,114	3,379,923

Total Revenues	79,200	286,340	7,805,551	7,518,497	(187,137)	(177,077)	10,937,550	10,661,920

Expenses
Grants and Subsidies	97,414	182,061	356,262	380,286	(30,952)	(58,540)	3,715,025	3,633,915
Salaries and Employee Benefits	134,182	139,772	510,467	437,675	(88,016)	(45,284)	4,040,334	3,875,501
Operating Goods and Services	158,333	167,912	178,266	164,628	(6,404)	(5,071)	1,603,935	1,683,362
Professional Services	17,092	17,493	173,813	156,169	(935)	(699)	293,066	301,146
Amortization	6,435	6,374	24,188	16,397	—	—	424,332	410,637
Debt Servicing Costs	5,137	10,695	854,986	876,691	(58,736)	(62,659)	869,297	898,053
Other	4,313	7,823	—	—	(2,094)	(4,824)	2,219	2,999

Total Expenses	422,906	532,130	2,097,982	2,031,846	(187,137)	(177,077)	10,948,208	10,805,613

Segment Result	(343,706)	(245,790)	5,707,569	5,486,651	—	—	(10,658)	(143,693)

Schedule 10

Government Reporting Entity

As at March 31, 2016

The General Revenue Fund is comprised of the Province’s departments and public service units, special operating agencies, and special purpose funds, which are consolidated with the governmental units, government business enterprises, and a proportionate share of government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units	Special Operating Agencies
(Consolidation Method)	(Consolidation Method)

Agriculture	Nova Scotia Apprenticeship Agency
Business	Nova Scotia Home for Colored Children
Invest Nova Scotia Fund	Restorative Inquiry
Nova Scotia Jobs Fund	Sydney Tar Ponds Agency (inactive)
Communities, Culture and Heritage
Community Services	Special Purpose Funds
Education and Early Childhood Development	(Consolidation Method)
Energy
Environment	Acadia Coal Company Limited Fund
Finance and Treasury Board	CorFor Capital Repairs and Replacements Fund
Muggah Creek Remediation Fund	Crown Land Mine Remediation Fund
Public Debt Management Fund	Crown Land Silviculture Fund
SYSCO Decommissioning Fund	Democracy 250 (inactive)
Fisheries and Aquaculture	Gaming Addiction Treatment Trust Fund
Health and Wellness	Habitat Conservation Fund
Internal Services	Nova Scotia Coordinate Referencing System Trust Fund
Justice	Nova Scotia E911 Cost Recovery Fund
Labour and Advanced Education	Nova Scotia Environmental Trust
Municipal Affairs	Nova Scotia Government Acadian Bursary Program Fund
Natural Resources	Nova Scotia Harness Racing Fund
Public Service	Nova Scotia Market Development Initiative Fund
Aboriginal Affairs	Nova Scotia Nominee Program Fund
Communications Nova Scotia	Nova Scotia Sportfish Habitat Fund
Elections Nova Scotia	Off-Highway Vehicle Infrastructure Fund
Executive Council	P3 Schools Capital and Technology Refresh Fund (1)
Human Rights Commission	Pengrowth Nova Scotia Energy Scholarship Fund
Intergovernmental Affairs	Scotia Learning Technology Refresh Fund
Legislative Services	Select Nova Scotia Fund
Nova Scotia Police Complaints Commissioner	Species-at-risk Conservation Fund
Nova Scotia Securities Commission	Sustainable Forestry Fund
Office of Immigration	Vive l’Acadie Community Fund
Office of Regulatory Affairs and
Service Effectiveness	Governmental Units
Office of Service Nova Scotia	(Consolidation Method)
Office of the Auditor General
Office of the Information and	Annapolis Valley Regional School Board
Privacy Commissioner	Art Gallery of Nova Scotia
Office of the Ombudsman	Arts Nova Scotia
Public Prosecution Service	Bioscience Enterprise Centre Incorporated (inactive)
Public Service Commission	Cape Breton-Victoria Regional School Board
Seniors	Check Inns Limited (inactive)
Transportation and Infrastructure Renewal	Chignecto-Central Regional School Board

(1)	– Includes all refresh funds related to P3 schools.

Schedule 10 Government Reporting Entity (continued) As at March 31, 2016

Governmental Units (continued)
(Consolidation Method)

Conseil scolaire acadien provincial	Provincial Drug Distribution Program
Creative Nova Scotia Leadership Council	Public Archives of Nova Scotia
Film and Creative Industries Nova Scotia	Renova Scotia Bioenergy Inc.
Gambling Awareness Foundation of Nova Scotia	Resource Recovery Fund Board Inc.
Halifax Regional School Board	Schooner Bluenose Foundation
Harbourside Commercial Park Inc.	Sherbrooke Restoration Commission
Sydney Utilities Limited	South Shore Regional School Board
Housing Nova Scotia	Strait Regional School Board
Cape Breton Island Housing Authority	Sydney Environmental Resources Limited (inactive)
Cobequid Housing Authority	Sydney Steel Corporation
Eastern Mainland Housing Authority	Tourism Nova Scotia
Metropolitan Regional Housing Authority	Trade Centre Limited
Western Regional Housing Authority	Tri-County Regional School Board
Invest Nova Scotia Board	Upper Clements Family Theme Park Limited (inactive)
Izaak Walton Killam Health Centre	Waterfront Development Corporation Limited
Law Reform Commission of Nova Scotia	3104102 Nova Scotia Limited
Nova Scotia Arts Council (inactive)	3052155 Nova Scotia Limited
Nova Scotia Business Inc.
Nova Scotia Community College	Government Business Enterprises
Nova Scotia Community College Foundation	(Modified Equity Method)
Nova Scotia Crop and Livestock Insurance
Commission	Halifax-Dartmouth Bridge Commission
Nova Scotia Farm Loan Board	Highway 104 Western Alignment Corporation
Nova Scotia Fisheries and Aquaculture Loan Board	Nova Scotia Liquor Corporation
Nova Scotia Health Authority	Nova Scotia Provincial Lotteries and Casino Corporation
Nova Scotia Health Research Foundation	Atlantic Lottery Corporation (25% ownership)
Nova Scotia Innovation Corporation	Interprovincial Lottery Corporation (10% ownership)
1402998 Nova Scotia Limited	Nova Scotia Gaming Equipment Limited
3087532 Nova Scotia Limited	Queen Elizabeth II Health Sciences Centre Auxiliary (3)
Nova Scotia Lands Inc.
Nova Scotia Legal Aid Commission	Government Partnership Arrangements
Nova Scotia Municipal Finance Corporation	(Modified Equity Method) (4)
Nova Scotia Power Finance Corporation
Nova Scotia Primary Forest Products Marketing	Atlantic Provinces Special Education Authority
Board	(approximately 56% share)
Nova Scotia School Boards Association (1)	Canada-Nova Scotia Offshore Petroleum Board
Nova Scotia School Insurance Exchange (2)	(50% share)
Nova Scotia School Insurance Program	Canadian Sports Centre Atlantic
Association (2)	(approximately 14% share)
Nova Scotia Strategic Opportunities Fund	Council of Atlantic Premiers
Incorporated	(approximately 46% share)
Nova Scotia Utility and Review Board
Perennia Food and Agriculture Incorporated

(1)	– Entity is a partnership controlled by the eight school boards.

(2)	– Entity is a partnership controlled by the eight school boards and the Nova Scotia Community College.

(3)	– Entity is a government business enterprise controlled by Nova Scotia Health Authority.

(4)	– GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.